Filed pursuant to Rule 433
Registration No. 333-125343
August 10, 2006

Canadian Natural Resources Limited

Pricing Term Sheet

Issuer:	Canadian Natural Resources Limited
Ratings:	Baa1/BBB+/BBB (high) (stable trend/negative outlook/stable trend)
Security Type:	SEC Registered

	10yr	30yr

Size:	$250mm	$450mm
Maturity:	8/15/16	2/15/37
Coupon:	6.00	6.50
Price:	99.785	99.344
Yield:	6.029	6.55
Spread:	+108	+143
TSY:	UST 5.125 5/16	UST 5.375 2/31
TSY Spot:	101-11	103-17
Settlement Date:	8/17/06	8/17/06
Pay Dates	2/15 & 8/15 commencing 2/15/07
M-W:	T+20	T+25
Bookrunners:	JPM/C
Co-Mgrs:	RBC/CIBC/Scotia Capital/BMO/BAS/BNP/DB/Lazard/Daiwa

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P.Morgan Securities Inc. collect at 1-212-834-4533 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.